SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): February 12, 2001



                       SOUTHERN CALIFORNIA EDISON COMPANY
             (Exact name of registrant as specified in its charter)



            CALIFORNIA                     001-2313              95-1240335
(State or principal jurisdiction of    (Commission file       (I.R.S. employer
  incorporation or organization)            number)          identification no.)



                            2244 Walnut Grove Avenue
                                 (P.O. Box 800)
                           Rosemead, California 91770
          (Address of principal executive offices, including zip code)

                                  626-302-1212
              (Registrant's telephone number, including area code)

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Items 1 through 4, 6, 8 and 9 are not included because they are inapplicable.

Item 5.  Other Events

As previously reported, Southern California Edison Company (SCE), the electric utility subsidiary of Edison International (EIX), is pursuing a lawsuit against the California Public Utilities Commission (CPUC) in federal district court in Los Angeles seeking a ruling that SCE is entitled to just compensation for and full recovery of its costs for wholesale purchases of electricity. SCE brought a motion for a preliminary injunction ordering the CPUC to institute rates sufficient to enable SCE to recover its past procurement costs, subject to refund. On February 12, 2001, the court denied SCE's motion for a preliminary injunction. The court granted in part SCE's additional motion to specify certain material facts without substantial controversy, but denied the remainder of the motion and declined to declare at that time that SCE is entitled to recover the amount of its undercollected costs. The court, however, accelerated the date of a scheduling conference from March 19 to March 5, 2001, and indicated that an early trial date would be set if the case were not resolved by summary judgment. SCE intends to continue to seek expeditious action by the court on the merits of SCE's case. Neither SCE nor EIX can predict whether or when a favorable final judgment might be obtained in this legal action.

As of January 31, 2001, the amount of undercollections in SCE's transition revenue account (TRA) was $5.465 billion. The TRA is a CPUC-authorized regulatory asset account in which SCE records the difference between revenues received from customers through currently frozen rates and the costs of providing service to customers, including power procurement costs. The January 31 TRA balance includes estimated costs and revenues accrued through January 31, 2001, except for emergency power purchases by the California Department of Water Resources (CDWR) between January 19 and January 31, 2001. After January 18, 2001, SCE's rights to participate in the markets operated by the California Power Exchange (PX) were suspended and the CDWR began making emergency power purchases for customers of SCE, which purchases are not reflected in the January 31 TRA balance. However, under a previously disclosed interim CPUC decision that SCE is challenging, SCE may be held financially responsible for purchases by the CDWR during the period from January 19 through January 31, 2001. SCE estimates that the additional undercollection in the TRA for such interim period with respect to the CDWR's purchases could be approximately $100 million. In ongoing proceedings before the CPUC, SCE is seeking clarification that SCE is not financially responsible for costs incurred by the CDWR for purchasing power between January 19, 2001 and January 31, 2001. In addition, as discussed below, a February 14, 2001 order of the Federal Energy Regulatory Commission (FERC) may affect SCE's financial responsibility for purchases made by the ISO in the short-term market during such interim period; and in any event SCE takes the position that it is not responsible for such purchases. SCE cannot predict the outcome of any of these proceedings or issues.

     As of January 31, 2001, SCE had overcollected balances of $603 million in its transition cost balancing account (TCBA), representing recovery of stranded costs, and $1.671 billion in its memorandum accounts relating to coal and hydroelectric generating assets. As previously reported, the CPUC is considering proposals by SCE and others in the rate stabilization proceeding and other proceedings to reduce the amount of the undercollected TRA balance that


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could be recovered by SCE by offsetting against it the balances in the TCBA and memorandum accounts.

SCE believes that the intent of Assembly Bill 1 (First Extraordinary Session) (ABX1 1), enacted into law on February 1, 2001, was for the CDWR to assume full responsibility for purchasing all power needed to serve the retail customers of electric utilities, in excess of the output of generating plants owned by the electric utilities and power delivered to the utilities under existing contracts. The sponsor of ABX1 1, Assemblyman Fred Keely, recently stated that the Legislature's clear intent was for CDWR to buy all power that the utilities could not generate or did not have committed through long-term contracts. If implemented in this manner, ABX1 1 would have the effect of preventing further increases in the undercollected balance in SCE's TRA. However, the CDWR has stated that it is only purchasing power that it considers to be reasonably priced, leaving the ISO to purchase in the short-term market the additional power necessary to meet system requirements. The ISO, in turn, takes the position that it will charge SCE for the costs of power it purchases in this manner. If SCE is responsible for the ISO's purchases of power for resale to SCE's customers, the undercollected balance in SCE's TRA is continuing to grow. Litigation among certain power generators, the ISO and the CDWR (to which SCE is not a party) may result in rulings clarifying the CDWR's financial responsibility for purchases of power; and in any event SCE takes the position that SCE is not responsible for purchases of power by the CDWR or the ISO from and after January 19, 2001. SCE cannot predict the outcome of any of these proceedings or issues.

On February 14, 2001, the FERC issued an order addressing creditworthiness tariff provisions proposed by the ISO and the PX. The order accepts the ISO's proposal to modify its tariff to eliminate creditworthiness standards for SCE and Pacific Gas and Electric Company (PG&E) with regard only to the utilities' ability to access their own transmission facilities to deliver their resources to their load, effective January 4, 2001. The FERC denied the ISO's proposal to relax creditworthiness standards to the extent they affect third-party supplies, and denied altogether the PX's proposal to relax the creditworthiness standards. The FERC further states that a relaxation of the ISO's creditworthiness standards as applied to third-party transactions would be acceptable if combined with appropriate support from creditworthy counterparties, such as the CDWR. Finally, the FERC directed the ISO to file modifications to its tariff in compliance with the FERC's order within 15 days of February 14, 2001. SCE believes the FERC order should be interpreted as precluding SCE from participating in the ISO's markets because it does not currently meet the ISO's creditworthiness standards and, therefore, SCE should not be held financially responsible for power purchases by the ISO. However, the general counsel of the ISO was quoted in news reports as saying that the FERC ruling upholds the ISO's right to bill the utilities for the ISO's power purchases. It is likely that the interpretation of the FERC order will be disputed, and SCE cannot predict the outcome of such a dispute.

As previously reported, SCE has temporarily suspended payment of certain obligations. SCE has not received a bill for payment of $296 million which was expected to be due to the PX on February 15, 2001 for energy SCE purchased in the PX forward markets during the period from January 1 through January 18, 2001; and SCE has not made this payment to the PX. This payment would have been reduced by approximately $56 million due to SCE under block forward market contracts for delivery in January. As previously reported, the disposition of those


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

contracts is under dispute, since the PX sought to liquidate the contracts and the Governor of California subsequently commandeered them for the benefit of the State. The January block forward market contracts and other contracts for delivery in February through December 2001 are subject to various claims, disputes, and lawsuits among SCE, the PX, the State of California and the generators who agreed to provide the energy under the contracts. SCE cannot predict the eventual disposition of these actions or the value, if any, that may be realized by SCE for these contracts.

As of February 15, 2001, SCE has withheld payment of approximately $78 million of PX energy credits for energy service providers. SCE estimates that approximately $135 million of additional PX energy credits have accrued for which the due date has not been determined.

At its regular meeting on February 15, 2001, the board of directors of SCE did not declare the regular quarterly dividends that would have been paid on March 28, 2001 to holders of record as of March 5, 2001 of SCE's Cumulative Preferred Stock, 4.32% Series ($25 par value), and $100 Cumulative Preferred Stock, 6.05% Series and 6.45% Series ($100 par value). The aggregate amount of the dividends at the specified rates for such series would have been about $3.2 million. As previously reported, the board of directors previously decided not to declare quarterly dividends on three other series of Cumulative Preferred Stock that would have aggregated about $960,000 and been paid on February 28, 2001. So long as any accumulated dividends on any series of SCE's Cumulative Preferred Stock or $100 Cumulative Preferred Stock remain unpaid, SCE cannot declare or pay future cash dividends on any series of such preferred stock or on SCE's common stock, and SCE cannot repurchase any shares of its common stock.

On February 15, 2001, SCE paid an aggregate amount of about $15.9 million of overdue interest, with additional interest thereon, on two series of SCE's senior unsecured notes: the 6-3/8% Notes Due 2006 and the 7-5/8% Notes Due 2010. The interest payments were originally due on January 16, 2001, and if not cured within 30 days the failure to make those payments would have constituted an event of default as to those series of notes. If an event of default had occurred, the trustee or holders of 25% in principal amount of each series could have declared the principal of the notes of that series to be immediately due and payable. The outstanding principal amount of the two series of notes is $450 million. In addition, since January 16, 2001, SCE has paid interest of about $792,000 on tax-exempt bonds previously issued to finance pollution control facilities and has paid $22.7 million to repurchase such pollution control bonds that could not be remarketed as required under their terms. Failure to make those payments when due would have constituted events of defaults, without any grace periods, which could have triggered an acceleration of the maturity of the affected pollution control bonds. Moreover, because certain of the pollution control bonds are secured by first mortgage bonds that were pledged at the same time the corresponding pollution control bonds were issued, defaults could trigger an acceleration of the entire outstanding $2.0 billion in principal amount of SCE's first mortgage bonds. The principal amount of pollution control bonds outstanding that SCE may still be required to repurchase is less than $2.0 million. SCE considers the interest rates and the terms to maturity of the notes and bonds referenced above to be favorable. The payments that were made allow SCE to retain the benefit of financing on these favorable terms.



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As previously reported, SCE's failure to make certain payments on its outstanding notes and commercial paper constitutes an event of default under both SCE's and EIX's credit facilities, even though both SCE and EIX are not in arrears on any payments to the bank lenders under those facilities. The bank lenders agreed to forbear until February 13, 2001, subject to certain conditions, from exercising remedies, including acceleration of borrowed amounts, against SCE or EIX with respect to this and certain other related events which may be considered events of default under the credit facilities. SCE and EIX are discussing with the bank lenders possible extensions of the forbearance agreements. Neither SCE nor EIX can provide any assurance that the forbearance agreements will be extended or that the bank lenders will not declare the outstanding loans under the credit facilities to be immediately due and payable or pursue other remedies against SCE or EIX.

As previously reported, American Home Assurance Company ("American Home") demanded payment from SCE of $20 million under an indemnity agreement between SCE and American Home relating to a pool performance bond issued by American Home for the benefit of the PX. American Home threatened to file suit against SCE to enforce its rights under the indemnity agreement. SCE has exercised its right under the indemnity agreement to assume the defense of American Home against claims arising from the pool performance bond. As required by the indemnity agreement, SCE has agreed to deposit $20 million, plus a reasonable amount for interest and expenses, in an account in trust to be available to satisfy any judgment, should there be one, against American Home under the pool performance bond.

As previously reported, General Re Financial Products Corp. (General Re), the counterparty on an interest rate swap agreement entered into by SCE, obtained an ex parte order of attachment from a federal district court in New York covering an account of SCE with a New York bank having a balance of about $1.6 million. General Re is seeking payment of $8.8 million for early termination of the swap agreement. On February 8, 2001, the court granted SCE's motion to have the order of attachment vacated. SCE anticipates that General Re will continue to pursue its legal action for payment.

On February 9, 2001, the City of Long Beach filed a lawsuit in California superior court against SCE and EIX alleging breach of a power purchase contract under which the city sells power produced by a QF owned by the city to SCE. The lawsuit seeks judgment for approximately $4.9 million, representing payments not made by SCE for power purchased under the contract during November and December 2000.

Various creditors have announced their intentions to form creditors' committees or other groups to explore options for receiving payment of obligations owed to them, participate in discussions regarding solutions to the current energy and liquidity crisis, and potentially pursue other actions or remedies. EIX and SCE cannot predict what actions their creditors may take in order to recover amounts they are owed.

SCE is continuing to meet and talk with governmental officials in efforts to forge an agreement on means for recovery of SCE's undercollected power procurement costs. California Governor Gray Davis, State Treasurer Phil Angelides and members of the California Legislature have publicly discussed the possibility of the State purchasing SCE's hydroelectric or transmission


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assets or receiving warrants covering shares of EIX's common stock, or some combination thereof, in order to provide funds directly or through rate-financed bonds for SCE to pay its debts. EIX and SCE executives have discussed these ideas with Governor Davis and certain legislative leaders. The Energy Committee and the Appropriations Committee of the State Senate have approved a bill that would authorize the Governor to formulate a plan, through negotiations with the investor-owned utilities, for the State to purchase the transmission facilities of the investor-owned utilities in California. The bill would direct the Governor to submit the plan to the Legislature for its subsequent adoption by statute along with any necessary additional implementing legislation, which may include the authority for the State to issue revenue bonds to finance the acquisition of the transmission systems and the authority to contract with the investor-owned utilities for ongoing operation and maintenance of the systems. It has been reported in the press that on February 16, 2001, Governor Davis is expected to announce a proposal that would include the purchase by the State of the California of the utilities' transmission grid for market value, the creation by the CPUC of a "dedicated rate component" that would appear on customer bills, and the issuance by the utilities of bonds secured by the dedicated rate component charges. Until the definitive proposal is released and can be reviewed as a whole, neither EIX nor SCE can state whether the proposal would be acceptable to either of them. Neither EIX nor SCE can provide any assurance that the Governor, the Legislature or the CPUC will take timely and adequate action to adopt and implement the Governor's proposal or any other measures, or whether such proposal or measures ultimately will enable SCE to meet its financial obligations and avoid bankruptcy.

On February 3, 2001, Unit 3 at SCE's San Onofre Nuclear Generating Station experienced a fire due to an electrical fault in the non-nuclear portion of the plant. The fire and electrical interruption resulted in a loss of lubricating oil to the turbine generator system while it was still rotating. This caused extensive damage to the turbine rotors, bearings and other components. SCE expects that Unit 3 will return to service sometime between mid-May and mid-June 2001. Depending upon the return to service date, SCE anticipates that its lost revenues under the currently-effective Incremental Cost Incentive Pricing plan would be between $80 million and $100 million.

In the preceding discussion and elsewhere in this report, the words "expects," "believes," "anticipates," "projects," "forecasts," "intends," "predicts," "probable," and other similar expressions are intended to identify forward-looking information that involves risks and uncertainties. Actual results or outcomes could differ materially as a result of such important factors as legislative enactments; the outcome of judicial proceedings regarding recovery of costs and other matters; the outcome of state and federal regulatory proceedings concerning wholesale and retail electric rates, accounting mechanisms and other matters; the actions of securities rating agencies; changes in prices of electricity and fuel costs; the availability of credit; changes in financial market conditions; weather conditions; and other unforeseen events, some of which are discussed above.



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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Not applicable

(b)      Not applicable

(c)      Not applicable



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SOUTHERN CALIFORNIA EDISON COMPANY
                                                     (Registrant)



                                               KENNETH S. STEWART
                                 ---------------------------------------------
                                               KENNETH S. STEWART
                               Assistant General Counsel and Assistant Secretary


February 16, 2001